Exhibit 99.1

Aquinox Pharmaceuticals Announces

Third Quarter 2014 Financial Results

Vancouver, British Columbia - November 4, 2014 - Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics for inflammatory disease and cancer, today provided a corporate update and reported financial results for the third quarter ending September 30, 2014.

“We continue to make steady progress in our ongoing Phase 2 clinical trials with AQX-1125. Both our FLAGSHIP trial, in patients with chronic obstructive pulmonary disease (COPD) exacerbations, and our LEADERSHIP trial, in patients with bladder pain syndrome/interstitial cystitis (BPS/IC), are advancing toward completion,” said Mr. David Main, President and CEO of Aquinox. “Our efforts to open additional sites in the United States and work with existing sites for both trials have increased enrollment. I am also pleased to report that activities are well underway to initiate two new exploratory Phase 2 clinical trials investigating AQX-1125 in atopic dermatitis and chronic rhinosinusitis with nasal polyps.”

Business Highlights

Enrollment of patients in FLAGSHIP, a Phase 2 trial of AQX-1125 in chronic obstructive pulmonary disease (COPD) exacerbations, is progressing towards completion. Enrollment is coming predominantly from northern hemisphere sites (United States and Northern/Central Europe) as winter is approaching and cold weather and upper respiratory tract infections are triggers for exacerbations. FLAGSHIP is designed to evaluate the safety and efficacy of AQX-1125 in approximately 350-400 unstable, moderate to severe COPD patients with a history of frequent exacerbations. Top line results are expected in the first half of 2015.

Enrollment of patients in LEADERSHIP, a Phase 2 trial of AQX-1125 in bladder pain syndrome/interstitial cystitis (BPS/IC), is progressing towards completion. The trial continues to enroll patients in clinical sites across Canada as well as 12 sites have been initiated across the United States. LEADERSHIP is designed to evaluate the safety and efficacy of AQX-1125 in approximately 70 female patients with BPS/IC. Top line results are expected in the first half of 2015.

Initiating trials in atopic dermatitis and chronic rhinosinusitis with nasal polyps. Aquinox is planning to initiate two additional exploratory Phase 2 trials with AQX-1125 in atopic dermatitis and chronic rhinosinusitis with nasal polyps. Aquinox expects to initiate at least one of these clinical trials before the end of 2014 with the second in the first half of 2015.

Summary of Financial Results

Cash Position. Cash, cash equivalents, short-term and long-term investments totaled $48.1 million as of September 30, 2014, compared to $13.8 million as of December 31, 2013. This increase was primarily driven by the proceeds from Aquinox’s initial public offering, which was completed in March 2014. Aquinox expects its cash, cash equivalents, short-term and long-term investments to be sufficient to complete both ongoing Phase 2 trials and both planned exploratory Phase 2 trials.

R&D Expenses. Research and development expenses for the third quarter of 2014 increased to $5.3 million from $3.0 million in the third quarter of 2013. This increase was primarily due to the ongoing advancement of AQX-1125 through the FLAGSHIP and LEADERSHIP trials.

G&A Expenses. General and administrative expenses for the third quarter of 2014 increased to $1.0 million from $0.4 million in the third quarter 2013. This increase was primarily due to costs associated with operating as a public company.

Net Loss. Net loss for the third quarter of 2014 was $6.3 million compared to a net loss of $3.4 million for the third quarter of 2013. The increase in net loss was primarily due to the ongoing advancement of AQX-1125 through the FLAGSHIP and LEADERSHIP trials, and costs associated with operating as a public company.

About Aquinox Pharmaceuticals, Inc.

Aquinox is a clinical stage pharmaceutical company discovering and developing novel, small molecule therapeutics targeting SH2-containing inositol-5’-phosphatase 1 (“SHIP1”) for the treatment of inflammatory disease and cancer. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to data availability from ongoing clinical trials and initiation of future clinical trials. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our ability to enroll patients in our clinical trials at the pace that we project; our expectations regarding the potential safety, efficacy or clinical utility of AQX-1125; and reasons outside of our control. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Info:

Brendan Payne

Senior Manager, Investor Relations

Aquinox Pharmaceuticals, Inc.

604.629.9223 Ext. 109

ir@aqxpharma.com

Bianca Nery

Senior Account Executive

MacDougall Biomedical Communications

650.339.7533

aquinox@macbiocom.com

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated and combined balance sheets

(Unaudited) (Expressed in U.S. dollars)

	SEPTEMBER 30, 2014	DECEMBER 31, 2013
Assets
Cash, short-term and long-term investments	$48,143,827	$13,826,992
Other current assets	360,096	1,469,359
Other long-term assets	111,445	352,755

Total assets	$48,615,368	$15,649,106

Liabilities
Current liabilities	$4,571,782	$2,620,105
Non-current liabilities	63,708	4,863,987

Total liabilities	$4,635,490	$7,484,092

Redeemable convertible preferred stock	—	73,858,722

Stockholders’ equity (deficit)	43,979,878	(65,693,708)

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$48,615,368	$15,649,106

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated and combined statements of operations and comprehensive loss

(Unaudited) (Expressed in U.S. dollars)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2014	2013	2014	2013
Operating expenses
Research and development	$5,323,015	$3,027,206	$11,753,749	$4,847,276
General and administrative	986,870	389,862	2,802,867	1,085,586

Total operating expenses	6,309,885	3,417,068	14,556,616	5,932,862

Other income (expenses)
Bank charges and financing costs	(2,455)	(1,643)	(458,651)	(5,246)
Change in fair value of derivative liabilities	29,388	24,871	957,818	972,757
Amortization and extinguishment of remaining discount on preferred shares upon conversion of preferred shares	—	(120,762)	(1,884,233)	(265,650)
Other income (expenses)	(1,350)	142,071	4,943	36,701

	25,583	44,537	(1,380,123)	738,562

Net loss before income taxes	(6,284,302)	(3,372,531)	(15,936,739)	(5,194,300)
Income tax recovery	222	5,044	222	5,044

Net loss	$(6,284,080)	$(3,367,487)	$(15,936,517)	$(5,189,256)

Other comprehensive income – unrealized gain on available for sale securities	6,421	—	7,301	—

Comprehensive loss	$(6,277,659)	$(3,367,487)	$(15,929,216)	$(5,189,256)